EXHIBIT 99.1

www.bankrate.com

For more information contact:

Robert J. DeFranco

Senior Vice President-Chief Financial Officer

http://www.bankrate.com/investor-relations/

bdefranco@bankrate.com

561.630.1230

FOR IMMEDIATE RELEASE

Reminder — Conference Call Today at 2:00 p.m. Eastern Standard Time

  Interactive Dial-In: 1-800-471-6718 (10 minutes before the call)

BANKRATE’S NINE MONTH RESULTS EXCEED ALL OF 2002

-3rd Quarter Net Income Rises to $2.4 Million, Revenue Increases to $9.5 Million -

NEW YORK, NY – October 28, 2003 – Bankrate, Inc. (NASDAQ: RATE), the Internet’s leading consumer banking marketplace, today reported a 50% increase in net income to $2.4 million, or $0.16 per share on a diluted basis, for the third quarter ended September 30, 2003, from $1.6 million, or $0.11 per share on a diluted basis, in the same quarter in 2002. Total revenue for the third quarter rose 31% to $9.5 million from $7.2 million in the third quarter of 2002. These results reflect the Company’s eighth consecutive profitable quarter as a result of heightened advertiser demand and positive traffic patterns.

Net income for the first nine months of 2003 increased 112% to a record $7.0 million, or $0.46 per share on a diluted basis, from $3.3 million, or $0.23 per share on a diluted basis, in the same period in 2002, excluding the non-cash gain on early extinguishment of debt of $2.0 million in the quarter ended March 31, 2002. (Net income for the first nine months of 2002 was $5.3 million, or $0.38 per share on a diluted basis.) Total revenue for the nine months ended September 30, 2003 rose $8.5 million, or 44%, to $27.6 million from $19.1 million in the same period in 2002.

Commenting on Bankrate’s performance, President and CEO Elisabeth DeMarse said, “We are very pleased with our third quarter accomplishments, particularly when compared to our unusually strong third quarter in 2002. The summer and back-to-school periods generally mark the beginning of a seasonal slowdown in our business for the second half of the year. Nonetheless, our revenue and earnings in the third quarter were the second highest in the history of the Company.

“Bankrate’s year-to-date results mark the second year in a row that the first nine months of the year surpassed the entire prior year. These results reflect our ability to drive an increasing portion of our advertising revenue directly to the bottom line and Bankrate’s extremely valuable brand franchise as a ‘must buy’ for advertisers seeking to acquire personal finance customers on the Internet.”

For the tenth consecutive quarter, the Company generated cash from operations. Cash increased $2.7 million from $16.9 million at June 30, 2003 to $19.6 million at September 30, 2003, and Bankrate remains virtually debt-free. During the three months ended September 30, 2003, approximately $380,000 was generated from stock option exercises. “Our operating margin was 25% for the first nine months of 2003 compared to 17% for the same period in 2002,” commented Bob DeFranco, Senior Vice President-Chief Financial Officer. “We recognize that our success is a result of increasing revenue coupled with an ongoing commitment to strict expense control. This strategy underlies the strong performance we have reported,” said DeFranco.

Third Quarter Highlights

Bankrate continued to experience strong growth in revenue in all categories, resulting in higher year-over-year results for the three-month period:

•	Total revenue of $9.5 million was $2.3 million, or 31% higher, than the third quarter a year earlier.

•	Online publishing revenue of $8.1 million was up $1.8 million, or 30%, over the 2002 third quarter.

•	Graphic ad revenue was up 9% over the third quarter of 2002.

•	Hyperlink (rate table listings) revenue increased $1.3 million, or 57%, over the same quarter of 2002.

•	Print publishing and licensing revenue of $1.3 million was up $369,000, or 38%, over the 2002 third quarter.

•	Excluding barter, operating expenses as a percentage of total revenue declined from 47% for the three months ended September 30, 2002 to 45% for the current quarter. Similar results were achieved for the nine months ended September 30, 2003 as, excluding barter, operating expenses declined from 50% of total revenue in 2002 to 46% in 2003.

•	Page views for the third quarter of 2003 were 100.3 million, up 22% over the 82.1 million reported in the same quarter in 2002, bringing page views for the nine months of 2003 to 328.7 million, up 74% from 188.4 million a year earlier.

•	On July 9, 2003, the Company’s stock was added to the Russell 3000 Index and the Russell 2000 Index, reflecting Bankrate’s increasing market valuation, its strong financial performance and its national leadership in online personal financial information and advice.

•	On August 18, 2003, the Company announced that its common stock began trading on the Nasdaq National Market. The Company’s common stock had been trading on the Nasdaq SmallCap Market since January 9, 2003.

•	On September 17, 2003, the Company announced that it had enhanced its agreement with NYTimes.com. Bankrate’s award-winning content, rates and financial tools would be available to NYTimes.com visitors through co-branded Bankrate.com pages in certain sections of NYTimes.com.

Online publishing revenue for the three months ended September 30, 2003 and 2002 included barter revenue of $835,000 and $641,000, representing 9% of total revenue for each period. For the nine months ended September 30, 2003 and 2002, online publishing revenue included barter revenue of $2,312,000 and $2,403,000, representing 8% and 13%, respectively, of total revenue.

October 28, 2003 Conference Call & Replay Information

The Company has scheduled a teleconference to discuss its third quarter results today at 2:00 pm Eastern Standard Time (11 a.m. Pacific Standard Time). To participate in the teleconference please call 1-800-471-6718 10 minutes prior to the start time.

A replay of the teleconference will be available through November 18 by calling 1-888-843-8996 (domestic) or 1-630-652-3044 (international) and entering the pass code 7802311#.

About Bankrate, Inc.

Bankrate, Inc. (NASDAQ:RATE) owns and operates Bankrate.com, the Internet’s leading consumer banking marketplace. Bankrate.com averages 4 million unique visitors per month, according to comScore Media Metrix, which ranks Bankrate.com first in unique visitors in the “Financial information and advice” category. Bankrate.com reviews more than 4,800 financial institutions in more than 180 markets in 50 states. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of more than 190 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees.Bankrate.com provides financial applications and information to a network of more than 80 partners, including Yahoo! (NASDAQ: YHOO), America Online (NYSE: AOL), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT).

Bankrate.com’s information is also distributed through more than 100 national and state publications. The Company’s stock is included in the Russell 3000 Index and the Russell 2000 index.

Certain matters discussed in this press release are or may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include without limitation statements made with respect to future revenue, revenue growth, market acceptance of our products, and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: we have a history of losses; we use barter transactions that do not generate cash; our success depends on Internet advertising revenue, interest rate volatility, establishing and maintaining distribution arrangements, and increasing brand awareness of our Web site; our markets are highly competitive; our Web site may encounter technical problems and service interruptions; we rely on the protection of our intellectual property; we may face liability for information on our Web site; future government regulation of the Internet is uncertain and subject to change; our ownership is heavily concentrated; our success may depend on management and key employees; we may encounter difficulties with future acquisitions; our results of operation may fluctuate significantly; and our stock price may be volatile in the future. These and additional important factors to be considered are set forth under “Item 1. Business—Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the other sections of our Annual Report on Form 10-K for the year ended December 31, 2002, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Financial Statements Follow

Bankrate, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue:	2003	2002	2003	2002

Online publishing	$8,113,959	$6,264,936	$23,645,491	$16,245,680
Print publishing and licensing	1,346,983	978,447	3,914,128	2,836,670

Total revenue	9,460,942	7,243,383	27,559,619	19,082,350

Cost of revenue:
Online publishing	1,303,018	1,148,031	3,885,066	2,965,233
Print publishing and licensing	1,032,213	746,788	2,907,101	2,085,843

Total cost of revenue	2,335,231	1,894,819	6,792,167	5,051,076

Gross margin	7,125,711	5,348,564	20,767,452	14,031,274

Operating expenses:
Sales	1,110,548	1,026,862	3,276,215	2,822,331
Marketing	1,412,215	839,979	3,981,940	2,730,266
Product development	620,537	365,599	1,806,029	1,046,441
General and administrative	1,438,252	1,345,637	4,366,580	3,722,542
Depreciation and amortization	161,605	174,283	515,485	441,276

	4,743,157	3,752,360	13,946,249	10,762,856

Income from operations	2,382,554	1,596,204	6,821,203	3,268,418
Interest income (expense), net	65,327	31,423	166,599	51,082
Gain on early extinguishment of debt	—	—	—	2,021,792

Income before income taxes	2,447,881	1,627,627	6,987,802	5,341,292
Income taxes	—	—	—	—

Net income	$2,447,881	$1,627,627	$6,987,802	$5,341,292

Basic and diluted net income per share:
Basic	$0.16	$0.12	$0.48	$0.38

Diluted	$0.16	$0.11	$0.46	$0.38

Weighted average common shares outstanding:
Basic	14,941,600	13,996,950	14,528,371	13,996,950
Diluted	15,787,803	14,566,248	15,331,077	14,151,085

Bankrate, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$19,602,421	$11,000,561
Accounts receivable, net of allowance for doubtful accounts of $200,000 at September 30, 2003 and December 31, 2002	2,888,005	2,378,535
Other current assets	434,768	370,886

Total current assets	22,925,194	13,749,982

Furniture, fixtures and equipment, net	902,766	912,651
Intangible assets, net	108,318	206,915
Other assets	406,206	303,547

Total assets	$24,342,484	$15,173,095

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable	$1,361,798	$809,068
Other accrued expenses	2,458,396	3,072,771
Deferred revenue	277,101	255,081
Other current liabilities	231,547	243,891

Total current liabilities	4,328,842	4,380,811

Other liabilities	250,007	142,226

Total liabilities	4,578,849	4,523,037

Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized and undesignated	—	—
Common stock, par value $.01 per share—100,000,000 shares authorized; 15,075,516 and 13,998,168 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	150,755	139,982
Additional paid in capital	66,047,580	63,932,578
Accumulated deficit	(46,434,700)	(53,422,502)

Total stockholders’ equity	19,763,635	10,650,058

Total liabilities and stockholders’ equity	$24,342,484	$15,173,095